UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2004

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

680 Vaqueros Avenue

Sunnyvale, California 94085

(Address of principal executive offices, including zip code)

(408) 736-0224

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 16, 2004, ArthroCare Corporation (the “Company”) received a letter from Nasdaq of the same date indicating that, due to our delay in filing our Form 10-Q for the quarter ended September 30, 2004 with the Securities and Exchange Commission, we failed to comply with filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14) and that our securities are, therefore, subject to potential delisting from The Nasdaq Stock Market. The notice does not itself result in the immediate delisting of our common stock. In the Nasdaq letter, Nasdaq stated that, unless we request a hearing with respect to the Nasdaq letter by November 23, 2004, our securities will be delisted from The Nasdaq Stock Market at the opening of business on November 26, 2004. A timely request by the Company for a hearing will stay the delisting pending the hearing and a determination by the Nasdaq Hearing Panel.

The Company and its independent auditors are continuing to work to finalize the adjustment to our financial results for the fiscal quarter ended September 30, 2004 to reflect an increase in gross margin and operating income and a corresponding decrease in Other Income as a result of a reclassification of certain foreign exchange transactions in our Swedish subsidiary. We have completed a draft of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 reflecting these adjustments. We intend to file our 10-Q by November 23, 2004. We will request a hearing with the Nasdaq Listing Qualifications Panel on this matter, if we have not filed our 10-Q on November 23, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: November 22, 2004	By:	/s/ Fernando Sanchez
Fernando Sanchez
Senior Vice President and Chief Financial Officer

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